Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:17 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Enhanced Capital Allocation Strategy and
36% Dividend Increase
Richmond, VA May 23, 2018 / PRNEWSWIRE

Universal Corporation (NYSE: UVV) today announced that its Board of Directors approved on Tuesday, May 22, 2018, an enhanced capital allocation strategy that demonstrates the Company’s focus on sustainable shareholder value creation. The enhanced strategy is the result of an extensive review of Universal’s business and capital allocation strategies by the Company and its outside advisors that began in November 2016.
The Company’s strategy focuses on four strategic priorities:
•Strengthening and investing for growth in Universal’s core tobacco business;
•Increasing its strong dividend;

•	Exploring growth opportunities in adjacent industries and markets that utilize our assets and capabilities; and
•Returning excess capital through share repurchases.

As part of the Company’s commitment to shareholder returns, the Board has increased Universal’s annual dividend per share to $3.00, by declaring an increase in its quarterly dividend to seventy-five cents ($0.75) per share on the common shares of the Company, payable August 06, 2018, to common shareholders of record at the close of business on July 9, 2018. This represents a 36% increase, or $0.80 per share, from the current annual dividend rate of $2.20 per share, and reflects a return of approximately 70% of net income attributable to Universal Corporation for fiscal year 2018.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation, said, “We have devoted considerable time to analyzing our business, as well as the market environment, to determine how we can create a strategy that capitalizes on our core competencies to ensure we are well positioned for the future. Through this review, we have reaffirmed that our mission is to remain the leading global leaf tobacco supplier. By continuing to make disciplined investments within our core business and taking advantage of growth opportunities in tobacco as well as in adjacent industries and markets that utilize our assets and capabilities, we will be able to deliver e nhanced value for all shareholders through earnings growth and the generation of free cash flow despite operating in a mature industry.
Mr. Freeman continued, “We are confident in our continued ability to generate strong free cash flow. Our focus on strengthening our balance sheet in recent years has positioned us to enhance our capital allocation strategy and we will continually evaluate opportunities to return capital to shareholders on an ongoing basis. At the same time, we remain committed to maintaining our investment grade credit rating and extending our 47-year history of dividend increases.”
In a separate press release today, the Company reported its annual results for the fiscal year ended March 31, 2018.

Forward-Looking Statements

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal years ended March 31, 2017, and March 31, 2018, which is expected to be filed later this week.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2018, were $2.0 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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